Exhibit 10.13

Amendment to MEMBERSHIP INTEREST PURCHASE AGREEMENT

This amendment to MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”), dated as of August 10, 2023 (the “Effective Date”), is entered into by and between White River Holdings Corp (the “Company”), and Commenda, Inc. (“Commenda”). The Company and Commenda are sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company and Commenda entered into a Membership Interest Purchase Agreement effective as of July 23, 2023, as amended hereby (the “Agreement”); and

WHEREAS, as of the Effective Date, the Parties desire to amend the Agreement pursuant to the terms set forth in this Amendment; and

WHEREAS, pursuant to Section 13.5 of the Agreement, any amendment to the Agreement must be made in writing executed by all the Parties or it will have no binding effect.

NOW, THEREFORE, in consideration of the recitals, the mutual covenants and agreements herein contained and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the undersigned hereby adopt this Amendment to the Agreement and hereby agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Agreement.

2. Amendment to Deposit. By executing this Amendment, Section 1 of the Agreement is hereby amended by deleting the second sentence in its entirety and replacing it with the following sentence: “The Parties agree and acknowledge that Purchaser has paid the Seller a non-refundable deposit of $40,000 (the “Deposit”), which will be credited against the Purchase Price at the Closing.”

3. Amendment to Certain Expenses. By executing this Amendment, Section 2.1 of the Agreement is hereby amended by:

(a) Deleting subsection (iii) and replacing it with the following: “(iii) documents evidencing pre-paid operating expenses incurred since the Effective Date, including annual audit expenses for the year ended December 31, 2023, regulatory fees, etc., with such expenses in addition to the Transaction Expenses not to exceed $60,000 (“Prepaid Expenses”),”

(b) Deleting subsection (v) and replacing it with the following: “(v) documents evidencing the reasonable expenses incurred by Sellers in connection with the documentation and closing of Transaction, with such expenses in addition to the Prepaid Expenses not to exceed $60,000 (“Transaction Expenses”).”

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4. Adding a new Section 2.4 which shall read as follows “Purchaser shall pay the reasonable monthly operating expenses not otherwise covered by the Agreement which sums shall be paid monthly within three business days after Seller provides an itemization of such expenses.”

5. Amendment to certain Closing deliverables. By executing this Amendment, Section 2.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

(a) Purchaser will deliver to Seller payment of (i) the Remaining Purchase Price, which amount shall include the verified Cash Reserves, (ii) the agreed upon Prepaid Expenses, and (iii) the agreed upon Transaction Expenses; provided that beginning on the date of this Amendment and for every month thereafter through the Closing, Purchaser agrees to pay any Prepaid Expenses and any Transaction Expenses on a monthly basis, within three business days after Seller provides an itemization of such expenses and thus, the Prepaid Expenses and Transaction Expenses paid by Purchaser at Closing shall be any unpaid monthly amount of Prepaid Expenses and Transaction Expenses to the extent the total Prepaid Expenses and Transaction Expenses paid by Purchaser prior to Closing do not collectively exceed $60,000. All payments by Purchaser shall be by wire transfer pursuant to instructions provided by Seller to Purchaser.

6. Amendment to Termination Date. By executing this Amendment, Section 13.8 of the Agreement is hereby deleted in its entirety and replaced with the following:

7. Termination. This Agreement shall terminate at 5:00 p.m., Eastern Time, on October 31, 2023 (the “Termination Date”); provided however, that if the Closing has not occurred by the Termination Date, then the Termination Date shall be automatically extended to 5:00 p.m., Eastern Time, on December 31, 2023, provided that Purchaser has not failed to fulfill any obligation under this Agreement and Purchaser pays to Seller a fee of $20,000 on or before November 1, 2023.

8. Conflict or Inconsistency. In the event of any conflict or inconsistency between the terms and provisions of this Amendment and the terms and provisions of the Agreement or any amendment, addendum, contract, instrument or other agreement between the Company, its board of directors and its shareholders in connection with the Agreement, the terms and provisions of this Amendment shall control.

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9. Miscellaneous.

(a) Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import will mean and be a reference to the Agreement as amended by this Amendment.

(b) This Amendment and all related documents are governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware.

(c) This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any signature on this Amendment delivered by facsimile, email or other means of electronic transmission will be deemed to be the delivery of an original signature.

(d) This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and assigns, subject to any applicable restrictions.

(e) This Amendment constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have set their hand and seals to this Amendment on the Effective Date.

COMPANY:

WHITE RIVER HOLDINGS CORP

By:	/s/ Jay Puchir
Name:	Jay Puchir
Title:	Chief Executive Officer

COMMENDA:

COMMENDA, INC.

By:	/s/ Timothy J. Sheehan
Name:	Timothy J. Sheehan
Title:	President

Signature Page to Amendment to Membership Interest Purchase Agreement